ENTERGY CORPORATION SERVICE RECOGNITION PROGRAM
FOR NON-EMPLOYEE OUTSIDE DIRECTORS
(As Amended and Restated Effective January 1, 2009)

On October 29, 1999, the Board of Directors of Entergy Corporation approved, authorized, and adopted certain changes to this Entergy Corporation Service Recognition Program for Non-Employee Outside Directors (the "Program") that were incorporated into an amendment and restatement of the Program, which was effective January 1, 2000.

In December 2005, the Board of Directors of Entergy Corporation approved the adoption of Amendment No. 1 to the Program which provided payment elections with respect to all amounts deferred under this Program in accordance with Internal Revenue Service Notice 2005-1, Q&A-19(c) and related Proposed Treasury Regulations under Internal Revenue Code Section 409A.

The Program is hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code ("Code") for amounts deferred on or after January 1, 2005. Amounts deferred prior to January 1, 2005 shall be administered under this Program as amended and restated, provided that, such amounts shall remain excluded from the requirements of, and potential adverse consequences associated with, section 409A to the extent permissible for amounts deferred on or before December 31, 2004.

Between January 1, 2005 and December 31, 2008 the Program has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service under Code section 409A. This amendment and restatement is adopted in conformity with final regulations under section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

PURPOSE

The Program identifies those non-employee Outside Directors who are eligible for recognition for their service on the Entergy Corporation Board, sets forth the terms and conditions of the Program, and establishes the commencement date for receipt of benefits under the Program.

ARTICLE I

DEFINITIONS

The following terms shall have the meaning hereinafter indicated unless expressly provided herein to the contrary:

    "Administrator" shall mean the Senior Vice-President, Human Resources and Administration for Entergy Services, Inc.

    "Cause" shall mean:

  a material violation by the Outside Director of any agreement with Entergy Corporation or the Entergy Corporation Board of Directors to which he is a party;

  a material violation of the director relationship existing between the Outside Director and the Entergy Corporation Board of Directors at the time, including, without limitation, breach of confidentiality, moral turpitude, theft or defalcation; and

  a material failure by the Outside Director to perform the services required by him by any agreement with Entergy Corporation or the Entergy Corporation Board of Directors to which he is a party, or, if there is no such agreement, a material failure by the Outside Director to perform the reasonable customary services of a director.

    "Change in Control" shall mean:
    the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of twenty-five percent (25%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation's voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in subsection (b) below);

    the consummation of a merger or consolidation of Entergy Corporation, or any direct or indirect subsidiary of Entergy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board of Directors of Entergy Corporation immediately prior thereto constitute at least a majority of the Board of Directors of Entergy Corporation, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof (unless the failure of such individuals to comprise at least such a majority is unrelated to such merger or consolidation);

    the stockholders of Entergy Corporation approve a plan of complete liquidation or dissolution of Entergy Corporation or there is consummated an agreement for the sale or disposition by Entergy Corporation of all or substantially all of Entergy Corporation's assets; or

    any change in the composition of the Board of Directors of Entergy Corporation such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Entergy Corporation and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy Corporation) whose appointment or election by the Board of Directors of Entergy Corporation or nomination for election by Entergy Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

Provided, however, that no Change in Control shall be deemed to occur solely by virtue of (1) the insolvency or bankruptcy of Entergy Corporation; or (2) the transfer of assets of Entergy Corporation to an affiliate of Entergy Corporation, provided such affiliate assumes the obligations of the Program and agrees to continue uninterrupted the rights of the Participants under the Program; or (3) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Entergy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Entergy Corporation immediately following such transaction or series of transactions.

  "Change in Control Period" shall mean the period commencing on the date of a Potential Change in Control and ending twenty-four (24) calendar months following a Change in Control.

    "Claims Administrator" shall mean the Administrator or its delegee responsible for administering claims for benefits under the Program.
    "Claims Appeal Administrator" shall mean the Administrator or its delegee responsible for administering appeals from the denial or partial denial of claims for benefits under the Program.

    "Disability" shall mean a physical or mental condition of an Outside Director, which, based on evidence satisfactory to the Administrator, and in the opinion of the Administrator, renders such Outside Director unfit to perform his duties as a director. Evidence may include medical evidence or that the Outside Director qualifies for disability benefits from Social Security Administration.

    "Effective Date" shall mean January 1, 2009.

    "Entergy Common Stock" shall mean Common Stock of Entergy Corporation, par value $.01 per share.

    "Entergy Corporation Board" shall mean the Board of Directors of Entergy Corporation or its predecessor corporation.

    "Equity Unit" shall mean the phantom market value equivalent of one (1) share of Entergy Common Stock. Equity Units do not represent actual shares of Entergy Common Stock and no shares of actual Entergy Common Stock are purchased or acquired under this Program.

    "Key Employee" means one of the following (a) an officer of the Entergy Corporation having annual compensation greater than $145,000 (adjusted for inflation pursuant to section 416(i) of the Code and limited to the top 50 Employees), (b) a five percent owner of Entergy Corporation, or (c) a one percent owner of Entergy Corporation having annual compensation from Entergy Corporation of more than $150,000, subject to such other determinations made in the discretion of the Administrator, in a manner consistent with the regulations issued under section 409A of the Code.

    "Outside Director" shall mean a non-employee outside director who: (a) becomes Separated from the Entergy Corporation Board on or after May 1, 1996; and (b) has a minimum of five years of service on either the Entergy Corporation Board or a Subsidiary Board, except that service on a Subsidiary Board includes only such service as preceded a non-employee outside director's appointment to the Entergy Corporation Board and is included only if such outside director becomes an outside director on the Entergy Corporation Board.

    "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
    Entergy Corporation or any affiliate or subsidiary company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

    the Board of Directors adopts a resolution to the effect that, for purposes of this Program, a Potential Change in Control has occurred; or

    Entergy Corporation or any affiliate or subsidiary company or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

    any person or entity becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), either directly or indirectly, of securities of Entergy Corporation representing twenty percent (20%) or more of either the then outstanding shares of common stock of Entergy Corporation or the combined voting power of Entergy Corporation's then outstanding securities (not including in the calculation of the securities beneficially owned by such person or entity any securities acquired directly from Entergy Corporation or its affiliates).

    "Separation" shall mean the occurrence of any of the following events: (a) the Outside Director's voluntary resignation from, or failure to be re-elected to, the Entergy Corporation Board; (b) the inability of the Outside Director to seek re-election by reason of having attained age 72 as described in Section 5.03; (c) the Outside Director's Disability; (d) the Outside Director's involuntary removal from the Entergy Corporation Board, including the Outside Director's voluntary or involuntary termination from the Entergy Corporation Board under Section 3.08, or (e) the Outside Director's death. An eligible Outside Director shall be considered "Separated" from the Entergy Corporation Board on his or her last day of service as an Outside Director on the Entergy Corporation Board for any of the reasons set forth in this Section 1.15. Notwithstanding the foregoing, a Separation shall not be deemed to occur under the Program unless the event (other than death) also qualifies as a "separation from service" within the meaning of section 409A of the Code.

    "Subsidiary Board" shall mean the board of directors of any corporation 80% or more of whose stock (based on voting power) or value is owned, directly or indirectly, by Entergy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation.

ARTICLE II

PARTICIPATION

    Eligible Participants. Except as otherwise provided in Section 3.08, only Outside Directors are eligible for benefits under the Program. For purposes of determining whether a non-employee outside director meets the eligibility criteria of the Program as set forth in Section 1.13, service on a Subsidiary Board shall include service on the Board of Directors of Entergy Gulf States, Inc., or its predecessor.

    Former Directors Not Eligible. All former eligible directors who separated from the Entergy Corporation Board or any Subsidiary Board prior to May 1, 1996 shall continue to be governed by the terms of the program for outside directors as in effect immediately prior to May 1, 1996. Any former eligible director who separated from the Entergy Corporation Board or any Subsidiary Board prior to May 1, 1996, or who is covered under the prior program for outside directors shall not be eligible to receive any benefits described under this Program. Except as otherwise provided in Section 3.08 in the event of a Change in Control, this Program provides Separation benefits only for Outside Directors who serve on, and subsequently Separate from, the Entergy Corporation Board. Outside Directors will receive benefits for service (on the Entergy Corporation Board and, prior thereto, on a Subsidiary Board) only under this Program.

  Effective Date. The original effective date of this Program was May 1, 1996; provided, however, that in determining the grant of Equity Units and dividend equivalent rights to eligible Outside Directors pursuant to Sections 3.01 and 3.03, respectively, all years of service that the Outside Director may have on the Entergy Corporation Board (or on a Subsidiary Board prior to joining the Entergy Corporation Board) shall be included in such determination. The effective date of this amendment and restatement of the Program is January 1, 2009.

ARTICLE III

BENEFITS
    Service Recognition Awards. Subject to Section 5.02, eligible Separated Outside Directors receive 800 Equity Units multiplied times the number of years of service such eligible Separated Outside Director served on the Entergy Corporation Board (or prior thereto on a Subsidiary Board, including the Board of Directors of Entergy Gulf States, Inc., or its predecessor) through the date of his Separation from the Entergy Corporation Board. If the Outside Director serves for a portion of a year, then only a prorated portion of the 800 Equity Units shall be awarded based on the portion of such year he served on the Entergy Corporation Board (or prior thereto on a Subsidiary Board, including the Board of Directors of Entergy Gulf States, Inc., or its predecessor). Except for the survivor's benefits described under Section 3.07, eligible Outside Directors shall not vest in any benefits hereunder unless and until the date on which they are Separated from the Entergy Corporation Board.

    Concurrent Service. For purposes of calculating years of service under the Program, Entergy Corporation directors will receive credit for any prior years of service as a Subsidiary Board director, unless service on the Subsidiary Board was concurrent with service on the Entergy Corporation Board, in which case credit during such concurrent service period will be given for years of service on the Entergy Corporation Board only.

    Dividend Equivalent Rights. If Entergy Corporation declares one or more cash dividends respecting Entergy Common Stock to holders of record as of a date or dates occurring on or after the effective date of this Program, an eligible Outside Director shall receive a credit to his account as established under this Program equal in value to the cash dividend paid to a holder of record for each share of Entergy Common Stock multiplied times the number of undistributed Equity Units that such eligible Outside Director has accumulated under the Program based on the formula described in Section 3.01 through such record date based on whole years of service on the Entergy Corporation Board (or prior whole years of service on a Subsidiary Board, including the Board of Directors of Entergy Gulf States, Inc., or its predecessor) through such record date.

    Payment of Benefits. Commencing on the first day of the month next following an eligible Outside Director's Separation from the Entergy Corporation Board, and thereafter for the four consecutive anniversary dates of such date (the "Annual Installment Dates"), the eligible Separated Outside Director shall be entitled to receive an annual installment payment, as hereinafter determined, based on accumulated Equity Units described in Section 3.01 and dividend equivalent rights described in Section 3.03. Except as provided in the event of death, the five annual installments represent the minimum or earliest payment schedule. An eligible Outside Director shall have no right to demand payment of benefits any sooner than permitted under this schedule. The payment of benefits shall be subject to the following:

  Each annual installment shall be made within thirty (30) days after the applicable Annual Installment Date. In general, each annual installment represents a proportionate share of the remaining accumulated cash value of Equity Units and dividend equivalent rights accrued by the Outside Director based on the number of remaining annual installments to be paid. For instance, at Separation, the first annual installment shall equal 20% of the total cash value of the accumulated Equity Units and dividend equivalent rights. In the second installment, 25% of the total cash value of the remaining accumulated Equity Units and dividend equivalent rights is payable. In the third installment, 33 1/3% of the total cash value of the remaining accumulated Equity Units and dividend equivalent rights is payable. In the fourth installment, 50% of the total cash value of the remaining accumulated Equity Units and dividend equivalent rights is payable. In the fifth and final installment, the total cash value of the remaining accumulated Equity Units and dividend equivalent rights is distributed.
  The amount of each such annual installment payment shall be credited against the Outside Director's remaining accumulated Equity Units and dividend equivalent rights in accordance with an irrevocable written election made by the Outside Director no later than December 31, 2008. Such election shall specify that each annual installment will be credited against the Outside Director's accumulated Equity Units and dividend equivalent rights in accordance with one of the following choices: (1) first against all accumulated dividend equivalent rights and then against accumulated Equity Units; (2) first against all accumulated Equity Units and then against accumulated dividend equivalent rights; or (3) pro-rata against remaining accumulated Equity Units and dividend equivalent rights, based on the value of each as of the close of business on the last business day immediately preceding the applicable Annual Installment Date. If no election in this regard is made by the Outside Director prior to his initial Annual Installment Date, then the amount of each such annual installment shall be credited in accordance with choice (3) above.

  Each annual installment shall be paid in the form of cash based upon the closing price of Entergy Common Stock on the New York Stock Exchange as of the close of business on the last business day immediately preceding the applicable Annual Installment Date. No participation or payment under this Program shall be in the form of actual shares of Entergy Common Stock. Subject to Section 3.07, all installments payable under this Program shall cease upon the distribution of all five installments. If the Outside Director dies after Separation from the Entergy Corporation Board, but before all five installments have been paid, the Outside Director's remaining unpaid accrued benefits under this Program (based on the closing price of Entergy Common Stock on the New York Stock Exchange as of the close of business on the last business day occurring immediately preceding the Outside Director's death) shall be paid in a lump sum, within thirty (30) days after the date of his death, to his designated beneficiary on file with the Secretary to the Entergy Corporation Board or, in the absence of any such named beneficiary, to the estate of the Outside Director.

  Notwithstanding the foregoing, an eligible Outside Director may, at least one year prior to Separation from the Entergy Corporation Board and subject to consent from Entergy Corporation, execute a written deferral election under which the commencement of the five annual installments under this Program may be irrevocably deferred for a fixed number of years, equal to at least five years but not to exceed fifteen (15) years from the date of such Outside Director's Separation from the Entergy Corporation Board. If the Outside Director executes such a deferral election, Separates and subsequently dies prior to the deferred commencement date for the installments, the survivor's benefit provisions described in Section 3.07 shall apply.
    Other Benefits.

    Life Insurance - Eligible Outside Directors of the Entergy Corporation Board who have at least 10 years of service will continue to receive $25,000 of life insurance coverage after Separation at no cost to the Outside Director.

    Adjustments Upon Changes in Capitalization. The service recognition awards described under Sections 3.01 and 3.03, respectively, shall be subject to adjustment as deemed necessary by the Entergy Corporation Board to avoid dilution or enlargement of the value of the Equity Units or dividend equivalent rights hereunder, including adjustments made necessary to avoid dilution or enlargement of such rights hereunder resulting from changes in the Entergy Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. Any such determination by the Entergy Corporation Board shall be binding.

    Death While In Active Service on the Board. If an Outside Director dies while serving on the Entergy Corporation Board, all benefits payable under the Program shall be paid in a lump sum to the beneficiary named by the Outside Director, or, in the absence of a named beneficiary, to the estate of the Outside Director as soon as administratively practicable following the Participant's death or a later date within the same taxable year as the Participant's death or, if later, by the 15th day of the third month following the Participant's death. A beneficiary designation shall be effective only if in writing, signed by the Outside Director and filed with the Secretary of the Entergy Corporation Board prior to the death of the Outside Director.

    Change in Control.
    Notwithstanding anything stated herein to the contrary, if there should occur a Change in Control and if, within the Change in Control Period, an Outside Director (which solely for purposes of this Section 3.08 shall also include any outside director of the Entergy Corporation Board who satisfies all of the requirements of Section 1.13 except the 5-year eligibility requirement) is involuntarily terminated from the Entergy Corporation Board or otherwise loses his status as an outside director on the Entergy Corporation Board for reasons other than for Cause within the Change in Control Period, such Outside Director shall fully vest in, and have a nonforfeitable right to, all benefits accrued under the Program (or that would have accrued under the Program if the outside director were not subject to the 5-year eligibility requirement of Section 1.13) as of the date of any such termination, and no amendment or termination of the Program shall reduce such vested accrued benefit. In any such event, the Outside Director may commence his or her benefits hereunder without the consent of Entergy Corporation or its successor as of the first day of the month next following his or her termination or Separation from the Entergy Corporation Board. Any termination of the Outside Director from the Entergy Corporation Board within the Change in Control Period, whether voluntarily or involuntarily, may, at the Outside Director's sole discretion, be deemed a Separation hereunder.

    Notwithstanding any provision of this Program to the contrary, any amendment to, or termination of, the Program following a Change of Control shall not reduce the level of benefits accrued under this Program (or the level of benefits that would have accrued under the Program if the outside director were not subject to the 5-year eligibility requirement of Section 1.13) through the date of any such amendment or termination. In no event shall an Outside Director's benefit accrued under this Program following a Change of Control be less than the benefit accrued by such Outside Director under this Program (or the benefit that would have accrued under the Program if the outside director were not subject to the 5-year eligibility requirement of Section 1.13) immediately prior to the Change of Control Period.

    Nothing stated herein shall prohibit Entergy Corporation from adopting or establishing a trust or other means for funding any obligations created hereunder provided, however, any and all rights that any such Outside Directors shall have with respect to any such trust or other fund shall be governed by the terms thereof. Notwithstanding the foregoing, no contributions shall be made to such a trust during any "restricted period" within the meaning of section 409A(b)(3) of the Code.

    Unless prohibited by Section 3.08(c) hereof, within thirty (30) days following the date of a Change of Control, Entergy Corporation shall make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") pursuant to the terms and conditions described in such Trust. Such contribution shall be in an amount equal to the total benefits accrued by the eligible Outside Directors and their beneficiaries under the Program (or the benefits that would have accrued under the Program if the outside director were not subject to the 5-year eligibility requirement of Section 1.13) through the date of any such Change of Control. If an Outside Director shall continue to serve as an Outside Director on the Entergy Corporation Board after a Change of Control, an additional amount shall be contributed by Entergy Corporation to the Trust each calendar year, if necessary, in order to maintain a lump sum amount credited to Entergy Corporation's Program account under the Trust that is equal to the total unpaid benefits accrued by the Outside Directors (including the total unpaid benefits that would have accrued under the Program if the outside director were not subject to the 5-year eligibility requirement of Section 1.13) as of the end of each applicable calendar year. Notwithstanding the foregoing sentence and this subsection to the contrary, Entergy Corporation may make contributions to the Trust prior to a Change of Control in such amounts as it shall determine in its complete discretion. The Trust is intended as a "grantor" trust under the Internal Revenue Code and the establishment and funding of such Trust is not intended to cause Outside Directors to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

  Required Six-Month Delay for Certain Distributions. Notwithstanding the foregoing, no distributions may be paid to an Outside Director within six months following the Outside Director's Separation, if the Outside Director is a "specified employee" within the meaning of Code section 409A at the time of Separation. For this purpose, specified employee generally means a Key Employee of Entergy Corporation at a time when Entergy Corporation or any member of a controlled group of corporations that includes Entergy Corporation is publicly traded on an established securities market whether inside or outside the United States. Whether an individual is a specified employee shall be determined by the Administrator under rules established in regulations under Code section 409A and such determination shall be final and binding. Any payments that are delayed pursuant to this Section 3.09 shall be paid in full immediately after the six-month required delay period ends.

ARTICLE IV

PROGRAM ADMINISTRATION

    Administration of the Program. The Senior Vice-President, Human Resources and Administration for Entergy Services, Inc. is the Administrator of this Program and is responsible for its interpretation and maintenance. The Administrator shall operate and administer the Program and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Program, including the right to delegate any function to a specified person or persons.

    Board Approval. The Entergy Corporation Board must approve any deviations from this Program relating to the amount of compensation or benefits of Outside Directors.

    Powers of the Administrator. The Administrator and any of its delegees shall administer the Program in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. In furtherance of this duty, the Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Program, including the intent of the Program and any ambiguous, disputed or doubtful provisions of the Program. All findings, decisions, or determinations of any type made by the Administrator, including factual determinations and any interpretation or construction of the Program, shall be final and binding on all parties and shall not be disturbed unless the Administrator's decisions are arbitrary and capricious. The Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit. By way of example, the Administrator shall have the sole and exclusive power and discretion:
    to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Program on a consistent and uniform basis;

    to interpret the Program including, without limitation, the power to use Administrator's sole and exclusive discretion to construe and interpret (1) the Program, (2) the intent of the Program, and (3) any ambiguous, disputed or doubtful provisions of the Program;

    to determine all questions arising in the administration of the Program including, but not limited to, the power and discretion to determine rights or eligibility of any claimant to receive benefits under the Program;

    to require such information as the Administrator may reasonably request from any Participant or claimant as a condition for receiving any benefit under the Program;

    to grant and/or deny any and all claims for benefits, and construe any and all issues of Program interpretation and/or fact issues relating to eligibility for benefits;

    to compute the amount and determine the manner and timing of any benefits payable under the Program;

    to execute or deliver any instrument or make any payment on behalf of the Program;

    to employ one or more persons to render advice with respect to any of the Administrator's responsibilities under the Program;

    to direct all payments that shall be made pursuant to the terms of the Program; and

    to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure.

For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Program provisions and/or fact questions presented in claims for benefits, the Administrator shall have the same discretionary powers as enumerated above.

The Plan is intended to satisfy the requirements of section 409A of the Code and the Administrator shall interpret the Plan and exercise the power and discretion conferred under the Plan in a manner that is at all times consistent with the requirements of Code section 409A.
    Reliance on Reports and Certificates. The Administrator may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by an actuary, accountant, counsel or other person who may from time to time be employed or engaged for such purposes.

    Claims Administration. The Administrator may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Program in accordance with its terms, and such delegees shall have all powers, authority, and discretion necessary or proper for such purpose. In the absence of such appointment, the Administrator shall be the Claims Administrator and Claims Appeal Administrator.

    Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Program must be asserted within 90 days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator. The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits. If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

    Denial or Partial Denial of Benefit Claims. If the Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing of the decision within 90 days after the claim has been received by the Claims Administrator. In the Claim Administrator's sole discretion, the Claims Administrator may extend the time to decide the claim for an additional 90 days, by giving written notice of the need for such an extension any time prior to the expiration of the initial 90 day period. The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Program. If the claim is denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:
  the specific reasons for the denial of the claim (including the facts upon which the denial was based) and reference to any pertinent Program provisions on which the denial is based;

  (b) if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

  (c) an explanation of the claims review appeal procedure including the name and address of the person or committee to whom any appeal should be directed.

    Appeal of Claims That Are Denied or Partially Denied. The claimant may request review of the Claims Administrator's denial or partial denial of a claim for Program benefits. Such request must be made in writing within 60 days after claimant has received notice of the Claims Administrator's decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits. The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

    The Appeal Process. The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim. Within 60 days after the receipt of claimant's appeal, the claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator's sole discretion, circumstances require an extension of this period for up to an additional 60 days. If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial 60-day period. During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Program. The final decision of the Claims Appeal Administrator shall set forth in writing the facts and Program provisions upon which the decision is based. All decisions of the Claims Appeal Administrator are final and binding on Outside Directors, their beneficiaries, or other claimants.

    Judicial Proceedings for Benefits. No claimant may file suit in court to obtain benefits under the Program without first completely exhausting all stages of this claims review process. In any event, no legal action seeking Program benefits may be commenced or maintained against the Program more than ninety (90) days after the Claims Appeal Administrator's decision on appeal.

ARTICLE V

PROCEDURES
    Written Notification. Upon Separation of an Entergy Corporation Board member, the Secretary of the Entergy Corporation Board will provide written notification of the director's official retirement date and any other pertinent information to the Administrator.

    Amendment or Termination. Except as otherwise provided herein, and subject to the requirements of Code section 409A, this Program shall be subject to amendment or termination by a majority vote of the Entergy Corporation Board at any time. Any such amendment or termination shall be binding on all eligible Separated directors and active directors alike regardless of their status, provided, however, that no such amendment or termination shall affect an eligible Separated Outside Director's rights to any and all recognition awards or benefits accrued prior to the effective date of any such amendment or termination. Notwithstanding the foregoing, unless specifically provided, no amendment shall "materially modify" benefits under the Program, within the meaning of section 409A of the Code, that become earned and vested on or before December 31, 2004.

    Maximum Age. Outside directors cannot stand for re-election to the Entergy Corporation Board after their 72nd birthday.

    Program Summary. A summary of the Entergy Corporation Service Recognition Program shall be attached to this Program as Attachment 1.

  Section 409A. The Program is intended to comply with the applicable requirements of Section 409A of the Code and the regulations thereunder, and shall be administered in accordance with Section 409A and the regulations thereunder to the extent Section 409A and the regulations thereunder apply to the Program. To the extent that any provision of the Program would cause a conflict with the requirements of Section 409A and the regulations thereunder, or would cause the administration of the Program to fail to satisfy such requirements, such provision shall be deemed null and void to the extent permitted by applicable law.

ATTACHMENT 1 TO ENTERGY CORPORATION SERVICE RECOGNITION PROGRAM FOR NON-EMPLOYEE OUTSIDE DIRECTORS
ELIGIBILITY	5 YEARS SERVED ON ENTERGY CORPORATION BOARD (but including service on a Subsidiary Board prior to serving as an Outside Director on the Entergy Corporation Board)
ANNUAL BENEFIT

 800 EQUITY UNITS PER YEAR OF SERVICE ON THE
 ENTERGY CORPORATION BOARD (INCLUDING PRIOR
 YEARS OF SERVICE ON A SUBSIDIARY BOARD) PAID
 OVER NO LESS THAN 5 YEARS. CUMULATIVE EQUITY
 UNITS SHALL NOT EXCEED 8,000 EQUITY UNITS.

MAXIMUM AGE	AGE 72
AT DEATH

 SURVIVOR'S BENEFITS IF ELIGIBLE DIRECTOR DIES
 WHILE IN ACTIVE SERVICE ON THE ENTERGY
 CORPORATION BOARD; SURVIVOR'S BENEFITS ALSO
 AVAILABLE IF ELIGIBLE DIRECTOR DIES AFTER
 SEPARATION, BUT BEFORE FINAL DISTRIBUTION

TREATMENT OF PREVIOUSLY SEPARATED DIRECTORS	BENEFIT IN EFFECT PRIOR TO EFFECTIVE DATE WILL CONTINUE TO BE PROVIDED

This Attachment 1 is provided merely as a summary of the benefits under the Program and does not represent a binding description of such benefits. For a full description of the benefits available under the Program, please refer to the Program document. If there is any conflict between this summary and the Program document, the Program document shall control.